Exhibit 99.1

           PAYLESS SHOESOURCE NOVEMBER SAME-STORE SALES INCREASED 9.0%

    TOPEKA, Kan., Dec. 1 /PRNewswire-FirstCall/ -- Payless ShoeSource, Inc. (NYSE: PSS) today reported that same-store sales increased 9.0 percent during the November reporting period, the four weeks ended November 26, 2005. All data in this press release relate to continuing operations.

    Company sales totaled $207.6 million, a 5.4 percent increase from $196.9 million during fiscal November of last year.

    Sales were as follows (unaudited):

                      NOVEMBER SALES* (DOLLARS IN MILLIONS)

          Fiscal         Fiscal         Percent        Same-Store Sales***
           2005**         2004**        Increase        Percent Increase
        ------------   ------------   ------------    ---------------------
        $      207.6   $      196.9       5.4%                 9.0%

                    YEAR-TO-DATE SALES* (DOLLARS IN BILLIONS)

          Fiscal         Fiscal         Percent        Same-Store Sales***
           2005**         2004**        Increase        Percent Increase
        ------------   ------------   ------------    ---------------------
        $       2.26   $       2.25         0.8%               3.0%

    *   Sales from continuing operations.

    ** The fiscal year for operations in the company's Latin American region and Japan is based on a December 31 year-end. Operations in the company's Latin American region (180 stores) and Japan are included in total company results on a one-month lag relative to results from other regions.

    *** Same-store sales represent sales of those stores in the United States, Canada, Puerto Rico, Guam and Saipan that were open during both periods. Same-store-sales exclude stores in the company's Latin American region and Japan.

    "November results exceeded our expectations, driven by favorable customer response to our merchandise and marketing efforts during the month," said Matt Rubel, President and Chief Executive Officer. "We remain committed to our goal of achieving low single-digit, positive same-store sales on a consistent basis by delivering trend-right, distinctive product that is differentiated from our competitors, and aligning our strategy around our customers at every level of our organization."

    At the end of fiscal November, 30 stores remained closed from the impact of hurricanes Katrina, Rita and Wilma.

    Payless ShoeSource, Inc. is the largest specialty family footwear retailer in the Western Hemisphere. As of the end of fiscal November 2005, the Company operated a total of 4,627 stores, which includes the 30 stores that remain closed due to hurricanes. Payless stores offer quality family footwear and accessories at affordable prices. In addition, customers can buy shoes over the Internet through Payless.com(R), at http://www.payless.com .

    This release contains forward-looking statements relating to anticipated financial performance. A variety of known and unknown risks and uncertainties and other factors could cause actual results to differ materially from the anticipated results or expectations. Please refer to the company's Annual Report on Form 10-K for the fiscal year ended January 29, 2005 and the Form 10-Q for the period ending July 30, 2005, for more information on risk factors that could cause actual results to differ. The company does not undertake any obligation to release publicly any revisions to such forward-looking statements to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.

    For additional information regarding November 2005 sales performance, please call the Payless ShoeSource Investor Relations phone line at 1-800-626-3204. Select submenu 1, option 2. Or, visit our Investor Relations website at http://www.paylessinfo.com .

SOURCE  Payless ShoeSource, Inc.
    -0-                             12/01/2005
    /CONTACT: Ron Cooperman of Payless ShoeSource, Inc., +1-785-295-6026/ /Company News On-Call: http://www.prnewswire.com/comp/136152.html / /Web site: http://www.paylessinfo.com /
    (PSS)